Moody National Reit I, Inc. 8-K

EXHIBIT 10.1

MNHP NOTE HOLDER, LLC

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

(i)

3.1.5 Exculpation; Indemnification.	8
3.1.6 Compensation	8
3.1.7 Resignation	8
3.1.8 Vacancies	8
3.2 Consultation with and Approval Rights of Moody National.	9
3.3 Appointment of Manager as Attorneys-In-Fact.	9
3.3.1 Manager As Attorney-in-Fact	9
3.3.2 Survival of Appointment	9

4. ALLOCATIONS AND DISTRIBUTIONS	9
4.1 Allocations of Profits and Losses.	9
4.1.1 Profits From Operations	9
4.1.2 Profits From Sale or Exchange	10
4.1.3 Losses From Operations and From Sale or Exchange	10
4.1.4 Special Allocation Rules.	10
4.1.5 Other Allocation Rules.	11
4.1.6 Power of Manager to Vary Allocations of Profits and Losses	12
4.1.7 Tax Allocations	12
4.1.8 No Capital Shift	12
4.2 Distributions.	12
4.2.1 Cash From Operations	12
4.2.2 Cash From Sale or Exchange	12
4.3 Distribution Among Members.	13
4.4 Amounts Withheld.	13
4.5 In Kind Distributions.	13
4.6 Limitation Upon Distributions.	13

5. TRANSFERS AND REDEMPTION RIGHTS	13
5.1 Transfer of Interests.	13
5.1.1 Restriction on Transfers	13
5.1.2 Permitted Transfers	13
5.1.3 Prohibited Transfers.	13
5.1.4 Rights of Unadmitted Assignees	14
5.1.5 Admission of Interest Holders as Members	14
5.2 Additional Members.	15
5.3 Withdrawal.	15

6. RESERVED	15

7. DEFINITIONS AND MISCELLANEOUS	15
7.1 Definitions.	15
7.2 Miscellaneous.	21
7.2.1 Notices	21
7.2.2 Severability	21
7.2.3 Captions	21
7.2.4 Person and Gender	21
7.2.5 Benefits and Burdens	21
7.2.6 Applicable Law	21
7.2.7 Entire Agreement	21
7.2.8 Agreement in Counterparts	21
7.2.9 Amendment	21

(ii)

7.2.10 Further Assurances	21
7.2.11 Restriction on Company Activities	22

(iii)

MNHP NOTE HOLDER, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of MNHP NOTE HOLDER, LLC (the “Company”), effective the 3rd day of June, 2011, is made and entered into by the Persons set forth on Exhibit “A” and MOODY NATIONAL OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership (“REIT Member”), and MOODY NATIONAL MORTGAGE CORPORATION, a Texas corporation (“Moody National”).  Capitalized terms that are not defined shall have the meanings ascribed to such terms in Section 7.1 of this Agreement.

BACKGROUND

REIT Member, Moody National, and those Persons who have executed this Agreement and who have contributed capital to the Company as set forth in Exhibit “A” (collectively, the “HP Grapevine Trust Members”) have formed MNHP Note Holder, LLC, as a limited liability company under the Act pursuant to the Certificate filed with the Delaware Secretary of State on February 16, 2011, and desire to enter into this Agreement to govern the operations of the Company.

Concurrently with its execution of this Agreement, HP Grapevine Trust Members will contribute capital to the Company as set forth on Exhibit “A”.  The Company will assume Moody National’s interest as “Buyer” under that certain Note Purchase Agreement with Patriot Bank, dated March 31, 2011.

The Members intend that the Company be classified as a partnership for federal and state income tax purposes.

THE AGREEMENT:

NOW, THEREFORE, the Members on behalf of themselves agree as follows:

1.  THE COMPANY

1.1           Formation.

1.1.1           Formation; Statutory Compliance.  The Company constitutes a limited liability company formed pursuant to, and governed by, the Delaware Act and other applicable laws of the State of Delaware.  The Manager shall, when required, file such amendments to or restatements of the Certificate, and such other documents and instruments, in such public offices in the State of Delaware or elsewhere as the Manager deems advisable to give effect to the provisions of this Agreement and the Certificate, to respect the formation of and the conduct of business by, the Company, and to preserve the character of the Company as a limited liability company.

1.1.2           Investment Representations.   Each Member represents and warrants as to the following:

(a)           The Member acknowledges that the Company will not register the issuance of the Membership Interests under the federal Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the 1933 Act and the State Acts, and that the Company relies upon these exemptions, in part, because of the Member’s representations, warranties, and agreements contained in this Agreement.

(b)           The Member is acquiring its Membership Interest for its own purpose, with the intention of holding the Membership Interest for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Membership Interest; and it will not make any sale, transfer, or other disposition of the Membership Interest without registration under the 1933 Act and the State Acts unless an exemption from registration is available under the 1933 Act and the State Acts.

(c)           The Member is familiar with the business in which the Company is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment.  The Member acknowledges that, prior to executing this Agreement, it has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company, and, to the extent it believes necessary in light of its knowledge of the Company’s affairs, it has asked these questions and received satisfactory answers.

(d)           The investment that the Member is undertaking corresponds with the nature and size of its present investments and net worth, and the Member can financially bear the economic risk of this investment, including the ability to afford holding the Membership Interest for an indefinite period or to afford a complete loss of this investment.

1.1.3           Organizer Release.  The Company hereby ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company.  The organizational and other activities for which the organizer was responsible have been completed.  The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Members hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from its actions or conduct in such capacity.

1.2           Name.

The business of the Company is conducted under the name of “MNHP Note Holder, LLC” or such other name as the Manager shall hereafter designate.

1.3           Purpose.

The purpose of the Company is to acquire and hold that certain Real Estate Lien Note (Non-Recourse) by Moody National HP Grapevine Trust to Patriot Bank, in the original principal amount of $13,000,000.00 (as renewed and/or extended from time to time, the “Note”) and all ownership interest of Patriot Bank in the Note and the related loan documents (“Property”), and to engage in any lawful act or activity and to exercise all powers necessary or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Delaware Act, and engage in all activities necessary, customary, convenient or incident to such purpose.

1.4           Dissolution.

1.4.1           Events Causing Dissolution.  The Company shall be dissolved and its affairs wound up upon the earlier of the following to occur:

(a)           the payment of the Note in full;

(b)           a determination by the Manager to dissolve and liquidate the Company;

(c)           a decree of judicial dissolution; or

(d)           when otherwise required by law.

In accordance with Section 18-801(a)(4) of the Delaware Act, the Company shall not dissolve upon an event of disassociation with respect to the last remaining Member but instead the legal successor to such Member shall automatically become a Member of the Company with all the rights appurtenant thereto.

1.4.2                Liquidation of Property and Application of Proceeds.

Upon the dissolution of the Company, the Manager will wind up the Company’s affairs in accordance with the Delaware Act, and will be authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(a)           prosecuting and defending suits, whether civil, criminal, or administrative;

(b)           settling and closing the Company’s business, causing the Company to prepare a final financial statement in accordance with Section 1.5.3, and making adjustments among Members with respect to distributions under Article 4 based upon such financial statement;

(c)           liquidating and reducing to cash the Company’ assets, including the Property, as promptly as is consistent with obtaining its fair value;

(d)           discharging or making reasonable provision for the Company’s liabilities; and

(e)           distributing the proceeds of liquidation and any undisposed Company assets to the Members in accordance with Section 4.2.2.

1.5           Books, Records and Tax and Accounting Matters.

1.5.1           Availability.  At all times during the existence of the Company, the Manager must keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business.  Such books and records, whether financial, operational or otherwise and including a copy of this Agreement, any amendments to it, and a record of ownership by the Members of Membership Interests, must at all times be maintained at the principal place of business of the Company.  Any Member or such Member’s duly authorized representative, subject to reasonable standards established by the Manager governing what information and documents are to be furnished at what time and location and at whose expense, has the right at any time, for any purpose reasonably related to such Member’s Membership Interest, to inspect and copy from such books and documents during normal business hours.

1.5.2           Tax and Accounting Decisions.  All decisions as to tax and accounting matters, except as this Agreement specifically provides to the contrary, are made by the Manager.  Each of the Members shall supply to the Company the information necessary to give effect properly to any tax election made by the Company under this Section 1.5.2.

1.5.3           Reports.  Within ninety (90) days after the end of each fiscal year, or such other times as determined by the Manager, the Manager shall cause to be delivered to all Members a profit and loss statement for, and a balance sheet as of the end of, such year or other period and the related notes, if any, together with any report thereon prepared and delivered by the Company.

1.5.4           Tax Returns.  The Manager shall cause the Company to prepare all federal, state, municipal and other tax returns that the Company is required to file, and file with the appropriate taxing authorities all returns required to be filed by the Company in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

1.5.5           Taxable and Fiscal Year.  The Company’s taxable and fiscal years are the calendar year.

1.5.6           Depositories.  The Manager shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Manager shall select.  All receipts of the Company from whatever source received shall be deposited to such accounts, all expenses of the Company shall be paid from such accounts, and no funds not belonging to the Company shall be deposited to such accounts.  All amounts so deposited shall be received, held and disbursed by a Person or Persons designated by the Manager only for the purposes authorized by this Agreement.

1.6           Amendment of Certificate.

The Certificate may be amended only with a Majority in Interest of the Members and the consent of the Manager.

2.  MEMBERS

2.1           Rights and Obligations of Members.

2.1.1           Limitation on Members’ Liabilities.  Each Member’s liability shall be limited as set forth in this Agreement and the Delaware Act and other applicable law.  Notwithstanding the provisions of this Agreement, failure by the Members to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be a ground for imposing personal liability on a Member of the Company.

2.1.2           Priority and Return of Capital.  Except as otherwise specifically set forth in this Agreement, no Member or Economic Interest Owner shall have the right to demand or receive property other than cash in return for a Capital Contribution or as a distribution pursuant to Article 4; nor shall such Member or Economic Interest Owner have priority over any other Member or Economic Interest Owner, either as to the return of Capital Contributions or as to any distributions pursuant to Article 4, except as otherwise specifically set forth in this Agreement.

2.2           Meetings.

2.2.1           Meetings.  Meetings of Members will be called by the Manager whenever the Manager deems necessary or when requested in writing to do so by a Member.  Any such meetings shall be held at the principal place of business of the Company, or at such other location as determined by the Manager, or may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

2.2.2           Quorum.  Members holding a Majority in Interest, represented in person or by proxy, constitute a quorum at any meeting of Members.  In the absence of a quorum at any such meeting, a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice.  However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each Member of record entitled to vote at the meeting.  At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.  Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members whose absence would cause less than a quorum to be present.

2.2.3           Manner of Acting.  If a quorum is present, the affirmative vote of a Majority in Interest is the act of the Members, except as expressly provided by this Agreement.

2.2.4           Proxies.  At all meetings of Members, a Member may vote in person or by proxy.  A Member may appoint a proxy by executing a writing which authorizes another Person or Persons to vote or otherwise act on the Member’s behalf.  Such writing must be filed with the Manager before or at the time of the meeting.  No appointment of proxy is valid after eleven months from the date of its execution, unless otherwise provided in the appointment writing.

2.2.5           Action by Members Without a Meeting.  Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action.  The action must be evidenced by one or more written consents describing the action taken, signed by the Members entitled to take such action and delivered to the Company for inclusion in its records.  Action taken under this Section 2.2.5 is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date.  The record date for determining Members entitled to take action without a meeting is the date the first Member signs a written consent.  If action is taken by written consent by less than all the Members entitled to vote on the action, all Members entitled to vote who did not participate in taking the action shall be given notice of the action taken within ten (10) days of the action being taken; provided, however, failure to give such notice shall not invalidate the action so taken.

2.2.6           Notice.  The Manager must provide each Member with at least two (2) days’ notice of a meeting of the Members in accordance with Section 7.2.1.  The notice must contain the date, time and place of such meeting.  Unless otherwise required by the Delaware Act, the notice need not state the purpose or purposes of the meeting.  Information as to how a Member can participate by telephone shall be provided by the Manager promptly upon request.

2.2.7           Waiver of Notice.  A Member may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice.  The waiver must be in writing, be signed by the Member entitled to the notice and be delivered to the Company for inclusion in its records.  A Member’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

2.3           Capital Contributions.

2.3.1           Units; Acquisition by HP Grapevine Trust Members.  The Company is hereby authorized to sell and issue up to 1,350 Units at a purchase price of $1,000 per Unit and to admit the

Persons who acquire such Units as Members.  The minimum purchase shall be 10 Units, except that the Manager may, in its sole discretion, sell and issue Units in increments of less than 10.  The maximum number of Units that may be acquired by the HP Grapevine Trust Members is 670.  The purchase price of each Unit shall be paid in full in cash at the time of execution of the Subscription Agreement.  Payment of the purchase price for a Unit shall constitute the Member’s initial Capital Contribution.  Each HP Grapevine Trust Member desiring to acquire Units and become a Member shall tender to the Company a Subscription Agreement for the number of Units desired, together with the correct full Subscription Payment of the Units so subscribed.  The Company shall accept or reject each Subscription Agreement within 30 days after the Company receives the same (and the failure by the Company to accept a Subscription Agreement within the 30 day period shall constitute a rejection thereof).  If rejected, all Subscription Payments shall be returned to the subscriber.  Acceptance of a Subscription Agreement shall be evidenced by the execution of the Subscription Agreement by the Manager.

2.3.2           Units; Acquisition by REIT Member.  The REIT Member shall purchase an amount of Units that is equal to 1,350 minus the number of units subscribed for (and accepted by the Manager) by the HP Grapevine Trust Members as set forth in Section 2.3.1.

2.3.3           Additional Contributions.  At any time that either (a) the Manager determines that the Company needs additional capital in order to satisfy any operating deficit of the Company or to satisfy any indebtedness or other obligation of the Company that will be due within 45 days or (b) the Manager deems it advisable for the Company to request additional capital, the Manager may require the Members to make additional Capital Contributions to the Company in accordance with their Percentage Interests. If a Member fails or is unable to make a required capital call, the other Member may contribute the required contribution for the failing Member and the failing Member’s Percentage Interest will be reduced and the contributing member’s Percentage Interest will be increased.

2.3.4                Other Matters.

(a)           Except as otherwise provided in this Agreement, no Member may demand or receive a return of Capital Contributions. No Member has the right to receive property other than cash except as specifically provided in this Agreement. No Member is entitled to interest on any Capital Contribution.

(b)           The Manager has no personal liability for the repayment of any Capital Contribution of any Member.

2.3.5           Negative Capital Accounts.  No Member is obligated to restore a negative balance in such Member’s Capital Account.

2.4           Loans.

2.4.1           Loans to the Company.  The Members may lend money to the Company as approved by the Manager. If a Member lends money to the Company pursuant to this Section 2.4.1, the amount of any such loan is not an increase in the Member’s Capital Contribution or Percentage Interest, nor does it entitle the Member to any increase in the share of distributions of the Company, nor subject the Member to any greater proportion of the Losses that the Company may sustain. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Manager, but in no event less than the Applicable Federal Rate.

2.4.2           Other Loans.  If the Manager determines that funds are reasonably necessary for conducting the business of the Company, the Manager is authorized (but not obligated) to borrow the needed funds on the Company’s behalf on commercially reasonable terms existing at the time of the borrowing, and all or any portion of the Company’s assets may be pledged or conveyed as security for the indebtedness.

3.  MANAGEMENT

3.1           The Manager.

3.1.1           Management and Authority.  The business and affairs of the Company shall be managed by its Manager. Except with respect to matters where the approval of the Members is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Manager have, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers. The signature of any one or more officers of the Manager on any document or instrument purporting to bind the Company shall constitute conclusive evidence as to third parties of the authority of such person to execute such document or instrument on behalf of the Company and thereby so bind the Company.

3.1.2           Number, Tenure and Qualifications.  The Company shall have one (1) Manager, who is REIT Member.  The Manager shall hold office until the Manager resigns, dies, becomes permanently disabled, or is removed pursuant to this Agreement.  The Manager may only be removed by a Majority in Interest in the event the Manager suffers an Event of Insolvency.

3.1.3                Duties and Obligations of Manager and Tax Matters Person.

(a)           The Manager must take all actions necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company’s purposes.

(b)           The Manager must devote to the Company such time as may be necessary for the proper performance of all of their duties under this Agreement, but the Manager is not required to devote full time to the performance of such duties and may have other business interests or engage in other business activities. Neither the Company nor any Member has any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager. The Manager will not incur any liability to the Company or to any Member as a result of engaging in any other business or venture.

(c)           The Tax Matters Person may enter into and execute on behalf of all Members an agreement with the Internal Revenue Service extending the statute of limitations for making an assessment of federal income taxes or the time periods relating to submitting administrative adjustment requests for the Company. The Tax Matters Person may not enter into any agreement with the Internal Revenue Service which affects the amount, deductibility or credit of any Company item without the prior written consent of all of the Members. In the event of an audit of the Company’s federal income tax return, the Tax Matters Person will provide all Members with the information required by law relating to the administrative or judicial proceedings for the adjustment of Company items. The Tax Matters Person is entitled to reimbursement by the Company for all expenses reasonably incurred by him in representing the Company in any administrative or judicial proceeding relating to the tax treatment of Company items.

3.1.4           Restrictions on Authority of Manager.  Without the consent of a Majority in Interest, the Manager has no authority to:

(a)           do any act in contravention of this Agreement;

(b)           do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(c)           possess Company assets, including the Property, or assign rights in specific Company assets, for other than a Company purpose;

(d)           knowingly perform any act that would subject any Member to liability for the obligations of the Company in any jurisdiction;

(e)           amend this Agreement or the Certificate; or

(f)           dissolve the Company.

3.1.5                Exculpation; Indemnification.

(a)           to the fullest extent permitted by applicable law, no Member or Manager nor any officer, employee or agent of the Company, the Member or the Manager (collectively, the “Covered Persons”) shall be liable to the Company or to any Member or Manager provided such Covered Person acts in accordance with its duties and responsibilities hereunder and provided its acts or omissions are taken in good faith and within the scope of authority granted or reserved to such Covered Person under this Agreement, and do not constitute fraud, gross negligence, or willful misconduct.

(b)           To the fullest extent permitted by applicable law, each Covered Person shall be indemnified, defended and held harmless by the Company from and against any and all expenses (including reasonable attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever, incurred by such Covered Person in its capacity as a Covered Person, arising out of or incidental to any act performed or omitted to be performed by such Covered Person provided such Covered Person acts in accordance with its duties and responsibilities hereunder and provided its acts or omissions are taken in good faith and within the scope of authority granted or reserved to such Covered Person under this Agreement, and do not constitute fraud, gross negligence, or willful misconduct or a breach of this Agreement.

3.1.6           Compensation.  Compensation of the Manager will be fixed from time to time by an affirmative vote of a Majority in Interest.

3.1.7           Resignation.  The Manager may resign at any time by giving written notice to Members.  The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective. The resignation of a Manager does not affect the Manager’s rights as a Member and does not constitute a withdrawal of a Member.

3.1.8           Vacancies.  Any vacancy of a Manager or Tax Matters Person occurring for any reason will be filled by the affirmative vote of a Majority in Interest. The Manager or Tax Matters

Person elected to fill a vacancy shall hold office until such Manager’s or Tax Matters Person’s death, resignation or removal, or until such Manager or Tax Matters Person has become permanently disabled.

3.2           Consultation with and Approval Rights of Moody National.

So long as the Moody Guarantors have any outstanding guaranty of any indebtedness of the Company, (a) the Manager shall in good faith consult with Moody National and consider any proposals or recommendations of Moody National regarding any possible refinancing of the Property and any sale of the Property and (b) any sale of the Property shall require the consent of Moody National, which consent shall not be unreasonably withheld. Moody National is an intended third party beneficiary of this Section 3.2.

3.3           Appointment of Manager as Attorneys-In-Fact.

3.3.1           Manager As Attorney-in-Fact.  Each Member irrevocably constitutes and appoints the Manager as such Member’s true and lawful attorney and agent, with full power and authority in such Member’s name, place and stead, to execute, acknowledge, deliver, file and record in the appropriate public offices all certificates or other instruments (including without limitation counterparts of this Agreement) which the Manager deems appropriate to qualify or continue the Company as a limited liability company in the jurisdictions in which the Company conducts business, including amendments to this Agreement necessary to correct scriveners’ errors.

3.3.2           Survival of Appointment.  The appointment by all Members of the Manager as attorneys-in-fact is deemed to be a power coupled with an interest, in recognition of the fact that each of the Members will be relying upon the Manager to act as contemplated by this Agreement in any filing and other action by the Manager on behalf of the Company, and such power shall survive the death or incapacity of any Person hereby giving such power and the Transfer by a Member of all or part of a Membership Interest. The foregoing power of attorney of a transferor Member will survive such Transfer only until such time as the transferee shall have been admitted to the Company as a Member and all required documents and instruments have been duly executed, filed and recorded to effect such substitution. Any Person dealing with the Company may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

4.  ALLOCATIONS AND DISTRIBUTIONS

4.1           Allocations of Profits and Losses.

4.1.1           Profits From Operations.  After giving effect to the special allocations set forth in Section 4.1.4, Profits From Operations for any fiscal year shall be allocated as follows:

(a)           First, among the Members in proportion to and to the extent of Losses allocated to the Members pursuant to Section 4.1.3(c) until the aggregate Profits From Operations allocated to the Members pursuant to this Section 4.1.1(a) and Profits From Sale or Exchange allocated to the Member pursuant to Section 4.1.2(a)  for such fiscal year and all previous fiscal years is equal to the aggregate Losses allocated to the Members pursuant to Section 4.1.3(c) for all previous fiscal years; and

(b)           Second, 14.17853% to Moody National and 85.82147% to the Members in proportion to their Units.

4.1.2           Profits From Sale or Exchange.  After giving effect to the special allocations set forth in Section 4.1.4, Profits From Sale or Exchange for any fiscal year shall be allocated as follows:

(a)           First, among the Members in proportion to and to the extent of Losses allocated to the Members pursuant to Section 4.1.3(c) until the aggregate Profits From Sale or Exchange allocated to the Members pursuant to this Section 4.1.2(a) and Profits From Operations allocated to the Member pursuant to Section 4.1.1(a) for such fiscal year and all previous fiscal years is equal to the aggregate Losses allocated to the Members pursuant to Section 4.1.3(c) for all previous fiscal years;

(b)           Second, to Moody National until Moody National has been allocated an amount equal to the Special Distribution; and

(c)           Third, 14.17853% to Moody National and 85.82147% to the Members in proportion to their Units.

4.1.3           Losses.  After giving effect to the special allocations set forth in Section 4.1.4, Losses for any fiscal year shall be allocated as follows:

(a)           First, among the Members and Moody National in proportion to and to the extent of Profits From Operations allocated to Moody National and the Members pursuant to Section 4.1.1(b) and Profits from Sale or Exchange allocated to Moody National and the Members pursuant to Section 4.1.2(c) until the aggregate Losses allocated pursuant to this Section 4.1.3(a) for such fiscal year and all previous fiscal years equals the aggregate Profits From Operations allocated to the Members and Moody National pursuant to Section 4.1.1(b) for all previous fiscal years and Profits from Sale or Exchange allocated to the Members and Moody National pursuant to Section 4.1.2(c) for all previous fiscal years;

(b)           Second, to Moody National in proportion to and to the extent of Profits From Sale or Exchange allocated to Moody National pursuant to Section 4.1.2(b) until the aggregate Losses allocated pursuant to this Section 4.1.4(b) for such fiscal year and all previous fiscal years equals the aggregate Profits From Sale or Exchange allocated to Moody National pursuant to Section 4.1.2(b) for all previous fiscal years; and

(c)           Third, to the Members in proportion to their Units, provided that Losses shall not be allocated to any Member to the extent such allocation would cause such Member to have an Adjusted Capital Account Deficit at the end of a fiscal year.

4.1.4                Special Allocation Rules.

(a)           Limitation on Loss Allocation. Notwithstanding the provisions of Section 4.1.4 hereof, if the amount of Loss that would otherwise be allocated to a Member in any fiscal year under Section 4.1.4 hereof would cause or increase a Member’s Adjusted Capital Account Deficit as of the last day of such fiscal year, then a proportionate part of such Loss equal to such excess shall be allocated to the other Members to the extent such allocation can be made without violating the provisions of this Section 4.1.4(a) with respect to such other Members.

(b)           Qualified Income Offset. Notwithstanding any provision hereof to the contrary, if a Member unexpectedly receives in any fiscal year any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and if a Member has an Adjusted Capital Account Deficit as of the last day of such fiscal year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain) for such fiscal year

(and, if necessary, for subsequent fiscal years) shall be allocated to the Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

(c)           Gross Income Allocation. Notwithstanding any provision hereof to the contrary, if a Member has an Adjusted Capital Account Deficit as of the last day of any fiscal year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain, including gross income) for such fiscal year shall be allocated to such Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

(d)           Minimum Gain Chargeback.  Notwithstanding any provision hereof to the contrary, any item of Company income or gain for any fiscal year (or any portion of any such item) that is required to be allocated to the Members under Regulations Sections 1.704-2(f) or 1.704-2(i)(4) shall be allocated to the Members for such fiscal year in the manner so required by such Regulations, including Regulations Section 1.704-2(j)(2).

(e)           Member Nonrecourse Deductions.  Notwithstanding any provision hereof to the contrary, any Member Nonrecourse Deductions shall be specially allocated to the Member who bears the economic risk of loss with respect to the Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(f)           Adjusted Capital Account Deficit.  Notwithstanding the other provisions of this Section 4.1.4, if the amount of Loss that would otherwise be allocated to a Member in any fiscal year would cause an increase in a Member’s Adjusted Capital Account Deficit as of the last day of such fiscal year, then a proportionate part of such Loss equal to such excess shall be allocated to the other Members to the extent such allocation can be made without violating the provisions of this sentence with respect to such other Members.

(g)           Curative Allocations.  The allocations set forth in subsections (a), through (e) of this Section 4.1.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations.  Notwithstanding any other provision of this Article 4, the Regulatory Allocations shall be taken into account in allocating Profits, Losses and items of Company income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

4.1.5                Other Allocation Rules.

(a)           Allocations of Individual Items.  Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction for federal and state income tax purposes, and any other allocations not otherwise provided for, shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

(b)           Allocation Within Period.  For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

(c)           Allocable Cash Basis Item.  Any “allocable cash basis item” of the Company (as defined in Section 706(d) of the Code) for any fiscal year that is required to be allocated to the Members in the manner provided in Section 706(d) of the Code must be allocated to the Members in the manner so required.

(d)           Transfer of Membership Interests.  If one or more Membership Interests are transferred during any fiscal year of the Company, the Company income or loss attributable to such Membership Interests for such fiscal year shall be allocated between the transferor and the transferee in any manner permitted by law as they shall agree; provided, however, that if the Company does not receive on or before January 31 of the year following the year in which the transfer occurs written notice stating the manner in which such parties have agreed to allocate such Company income or loss, then all such Company income or loss shall be allocated between the parties based on the percentage of the year each party was, according to the books and records of the Company, the owner of record of the Company interest(s) transferred during that year.

4.1.6           Power of Manager to Vary Allocations of Profits and Losses.  It is the intent of the Members that each Member’s allocable share of Profits and Losses shall be determined and allocated in accordance with the provisions of Section 4.1 to the fullest extent permitted by Section 704(b) of the Code, or its statutory successor. However, if the Company is advised that the allocations provided in Section 4.1 will not be respected for Federal income tax purposes, the allocation provisions of this Agreement shall be deemed amended by the Members in the manner and to the extent determined by the Manager, on advice of accountants or legal counsel, to be in the best interest and consistent with the economic sharing of the Members, but in no event shall such reallocation be greater than the minimum reallocation necessary so that the allocation in this Section 4.1.6 will be respected for Federal income tax purposes.

4.1.7           Tax Allocations.  In accordance with Code Section 704(c) and the Regulations thereunder and with Section 1.704-1(b)(2)(iv)(f)(4) and 1.704-1(b)(4)(i) of the Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company or property revalued on the Company’s books and in the Capital Accounts shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value, under any method selected by the Manager.

4.1.8           No Capital Shift.  The parties to this Agreement intend no shift in capital, as determined in accordance with Regulations Section 1.704-1(b), from or to any Member, shall take place upon the issuance of any interest in the Company. The parties to this Agreement agree that this Agreement shall be amended by the Manager to the extent, if any, necessary or appropriate to prevent such shift in capital, and to the extent, if any, necessary or appropriate to ensure that the issuance of an interest in the Company does not result in taxable income to the recipient of such interest immediately upon issuance. The parties to this Agreement agree to take any action necessary or appropriate to ensure that such amendment is effective for federal income tax purposes.

4.2           Distributions.

4.2.1           Cash From Operations.  Cash From Operations with respect to each calendar year shall be distributed 14.17853% to Moody National and 85.82147% to the Members in proportion to their Units.

4.2.2           Cash From Sale or Exchange.  Cash From Sale or Exchange with respect to each calendar year shall be distributed:

(a)           First, to the Members in proportion to their Unreturned Capital Contributions until their Unreturned Capital Contributions have been reduced to zero;

(b)           Second, to Moody National until Moody National has been distributed an amount equal to the Special Distribution; and

(c)           Thereafter, 14.17853% to Moody National and 85.82147% to the Members in proportion to their Units.

4.3           Distribution Among Members.

If any Membership Interest is sold, assigned or transferred during any accounting period, all distributions on or before the date of such Transfer will be made to the transferor, and all distributions after such date will be made to the transferee.

4.4           Amounts Withheld.

All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to Members will be treated as amounts distributed to Members pursuant to this Section 4.4 for all purposes of this Agreement.

4.5           In Kind Distributions.

If any assets of the Company are distributed in kind, such assets will be distributed to Members entitled to such distribution as tenants-in-common in the same proportions as such Members would have been entitled to cash distributions.

4.6           Limitation Upon Distributions.

No distribution shall be made to Members if prohibited by the Delaware Act.

5.  TRANSFERS AND REDEMPTION RIGHTS

5.1           Transfer of Interests.

5.1.1           Restriction on Transfers.  Except as otherwise permitted by this Agreement, no Member may Transfer all or any portion of such Member’s Membership Interest.

5.1.2           Permitted Transfers.  A Member may Transfer all or part of its Membership Interest only with the advance written consent of the Manager.

5.1.3                Prohibited Transfers.

(a)           Preserve Partnership Tax Status.  No Member shall be permitted to transfer any portion of its interest in the Company or take any other action that, in the judgment of the Manager, would materially increase the risk that the Company would be treated as a “publicly traded partnership” within the meaning of Code Section 7704 or to be classified as a corporation within the meaning of Code Section 7701(a).

(b)           Technical Tax Terminations.  No Member shall be permitted to transfer all or any portion of its interest in the Company or to take any other action that would result in a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, without the approval of the Manager.

(c)           Transfers that Trigger Tax Withholding.  Unless arrangements concerning withholding are approved by the Manager (if such withholding is required of the Company), no Member shall be permitted to transfer all or any portion of its interest in the Company to any Person, unless such Person is a United States Person as defined in Section 7701(a)(30) of the Code and is not subject to withholding of any federal tax.

(d)           ERISA Limitations. No Member shall be permitted to transfer all or any portion of its Company interest if such transfer will cause the assets of the Company to be deemed “plan assets” under ERISA or the Code, or result in any “prohibited transaction” under ERISA or the Code.

(e)           Effect of Prohibited Transfers.  Any purported Transfer of a Membership Interest that is not a Permitted Transfer shall be null and void and of no effect whatsoever; provided, however, if the Company is required by law to recognize a Transfer that is not a Permitted Transfer, the interest transferred is strictly limited to the transferor’s Economic Interest with respect to the transferred Membership Interest, and any allocations and distributions of such Economic Interest Owner may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.

(f)           Indemnification for Prohibited Transfers.  In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer must indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce this Agreement, including without limitation this Section 5.1.3.

5.1.4           Rights of Unadmitted Assignees.  A Person who acquires one or more Membership Interests but who is not admitted as a substituted Member pursuant to Section 5.1.5 is entitled only to become an Economic Interest Owner, with a right to allocations and distributions with respect to such interests in accordance with this Agreement, but has no right to any information or accounting of the affairs of the Company, is not entitled to inspect the books or records of the Company, and does not have any of the voting rights, rights to participate in the management of the Company or other rights of a Member under the Act or this Agreement.

5.1.5           Admission of Interest Holders as Members.  Subject to the other provisions of this Section 5.1, a transferee of a Membership Interest may be admitted to the Company as a substituted Member only upon satisfaction of the following conditions:

(a)           The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer as set forth in Section 5.1.2;

(b)           The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Manager deems necessary or appropriate to confirm such transferee as a Member and such transferee’s agreement to be bound by the terms and conditions of this Agreement;

(c)           The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Membership Interests;

(d)           If the transferee is not a sui juris human being, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement; and

(e)           A Majority in Interest of the Members consent to the admission of the transferee as a new Member.

5.2           Additional Members. No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Manager may, at its option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Code Section 706(d).

5.3           Withdrawal. Except as otherwise provided in this Agreement, a Member may not withdraw from the Company, unless the withdrawal is consented to by the Manager. Any other voluntary withdrawal constitutes a breach of this Agreement for which the Company and other Members have the remedies provided under applicable law (including damages for breach of this Agreement and forfeiture of the withdrawing Member’s interest in the Company’s goodwill), but will nonetheless be effective after three months’ written notice delivered to the other Members. In the event a Member withdraws, whether with or without consent, the withdrawing Member is not entitled to receive the fair value of his, its or her Membership Interest, except as, and to the extent approved by the Manager. Any prohibited Transfer of Membership Interests, including Transfers required by law to be recognized in contravention of Section 5.1 of this Agreement, shall be treated as a deemed withdrawal of the transferring Member in violation of this Agreement. Such a transferor shall cease to be a Member of the Company.

6.  RESERVED

7.  DEFINITIONS AND MISCELLANEOUS

7.1           Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)           Such Capital Account shall be increased to reflect the amounts, if any, which such Member is obligated to restore to the Company or is treated or deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)           Such Capital Account shall be reduced to reflect any items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Agreement” means this Limited Liability Company Operating Agreement, as it may be amended.

“Applicable Federal Rate” means, depending upon the initial payment period as described in the applicable section, the annual federal short term rate of interest or the annual federal midterm rate of interest, as appropriate, described in Section 1274(d) of the Code.

“Capital Account” means with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a)           To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Members’ distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.1.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Company Property distributed to such Member;

(b)           To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.1.4 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c)           Subject to the provisions of this Agreement, in the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(d)           In determining the amount of any liability for purposes of clauses (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. The Manager may modify the manner in which Capital Accounts are computed to the extent the Manager reasonably determines that such modification is necessary in order to comply with such Regulations, provided that such modification is not likely to have a material effect on the amounts distributable to a Member hereunder upon the dissolution of the Company in accordance with Section 1.4.

 “Capital Contributions” means with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interest held by such Member.

“Certificate” means the Certificate of Formation of the Company, duly filed with the Secretary of State of the State of Delaware, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means MNHP NOTE HOLDER, LLC, a limited liability company organized under the laws of the State of Delaware.

“Company Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations;

“Covered Persons” shall have the meaning set forth in Section 3.1.5.

“Delaware Act” or “Act” means the Delaware Limited Liability Company Act, as amended.

“Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Cash From Operations” shall mean the net amount of cash received by the Company from its operations, other than Capital Contributions and items taken into account in Cash From Sale or Exchange, that the Manager deems available for distribution, taking into account all Company debts, liabilities, expenses, and obligations then due and amounts the Manager determines necessary or advisable to place into reserves.

“Cash From Sale or Exchange” shall mean the net amount of cash proceeds received by the Company from a sale, exchange, refinancing or other disposition of the Property that the Manager deems available for distribution, taking into account all Company debts, liabilities, expenses, and obligations then due and amounts the Manager determines necessary or advisable to place into reserves.

“Distribution” shall refer to any money or other property transferred without consideration (other than repurchased Units) to Members or Economic Interest Owners with respect to their interests or Units in the Company, but shall not include any payments to the Manager pursuant to Section 3.16.

 “Economic Interest’ means a Member’s or Economic Interest Owner’s share of the Company’s Profits, Losses and distributions pursuant to this Agreement and the Delaware Act, but shall not include any right to information, to an accounting of the affairs of the Company, to inspect the books or records of the Company, to receive notice of any meetings of Members, or to vote on, consent to or otherwise participate in any decision of the Members.

“Economic Interest Owner” means the owner of an Economic Interest who is not a Member.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Insolvency” shall occur when an order for relief against the Manager is entered under Chapter 7 of the federal bankruptcy law, or (A) the Manager:  (1) makes a general assignment for the benefit of creditors, (2) files a voluntary petition under the federal bankruptcy law, (3)

files a petition or answer seeking for that Manager a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (4) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Manager in any proceeding of this nature, or (5) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of that Manager or of all or a substantial part of that Manager’s properties, or (B) the expiration of 60 days after either (1) the commencement of any proceeding against the Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed, or (2) the appointment without the Manager’s consent or acquiescence of a trustee, receiver, or liquidator of the Manager or of all or any substantial part of the Manager’s properties, if the appointment has not been vacated or stayed (or if within 60 days after the expiration of any such stay, the appointment is not vacated).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the Manager;

(b)           The Gross Asset Values of each item of Company Property shall be adjusted to equal its gross fair market value, as determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member either in exchange for more than a de minimis Capital Contribution; (ii) the acquisition of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by any new or existing Member or by any new Member in anticipation of being a Member; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company Property; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that if Gross Asset Values are adjusted as provided herein the Member’s Capital Accounts shall be restated in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) and that adjustments pursuant to clauses (i) - (iii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)           The Gross Asset Value of any Company Property distributed to any Member shall be its fair market value as determined by the Member and the Company on the date of distribution; and

(d)           The Gross Asset Values of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Company Property pursuant to Code Section 734(b) or Code Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) of this definition to the extent the Manager determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to clause (d) of this definition.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Initial Capital Contribution” means any Capital Contribution made pursuant to Sections 2.3.1 and 2.3.2.

 “Losses” has the meaning set forth herein under “Profits” and “Losses.”

“Majority in Interest’ means Members owning more than 50% of the outstanding Percentage Interests.

“Manager” means the Person or Persons described in Section 3.1.2 of this Agreement.

“Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(0(2) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Members” means collectively, each of the parties who signs a counterpart of this Agreement as a Member, and each of the parties who may hereafter become Members. “Member” means any of the Members.

“Membership Interest” means a Member’s entire interest in the Company, including such Member’s Economic Interest, the right to participate in the management of the business and affairs of the Company, and the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the Delaware Act. To the extent the Members’ Membership Interests changes and Members are added or withdraw, such changes will be reflected in the Company’s books and records without the requirement of amending this Agreement.

“Moody Guarantors” means Moody National and Moody National Management, L.P., a Texas limited partnership.

 “Nonrecourse Debt’ means a nonrecourse liability as set forth in Regulations Section 1.704-2(b)(3).

“Officer” means a duly appointed officer of the Company.

 “Percentage Interest’ means a Member’s percentage interest in the Company as expressed on Exhibit “A” to this Agreement.  To the extent the Members’ Percentage Interests changes and Members are added or withdraw, such changes will be reflected in the Company’s books and records without the requirement of amending this Agreement.

“Permitted Transfer” means a Transfer of a Membership Interest as described in Section 5.1.2.

“Person” means any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated

separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of that definition, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)           Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein; and

(f)           Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.1.4 hereof shall not be taken into account in computing Profits or Losses.

“Property” shall have the meaning set forth in Section 1.3.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended (including corresponding provisions of succeeding regulations).

“Special Distribution” means an amount equal to 14.17853% of all distributions made to all Members and Moody National (including all prior distributions).

“State Acts” shall have the meaning set forth in Section 1.1.2(a).

“Tax Matters Person” means REIT Member, who is the Member designated to act on behalf of the Company as the “tax matters partner” within the meaning of that term in Code Section 6231(a)(7) in administrative and judicial proceedings relating to the determination of Company items of income, deduction, and credit for federal income tax purposes.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of, whether for consideration or gratuitously.

“Unit” shall represent an interest in the Company entitling the owner of the Unit if admitted as a Member to the respective voting and other rights afforded to a Member, and affording to such Member a share in Profits, Losses and Distributions as provided for in this Agreement.

“Unreturned Capital Contributions” shall mean each Member’s aggregate Capital Contributions less cumulative distributions to date made to the Member pursuant to Sections 4.2.1 and 4.2.2.

7.2           Miscellaneous.

7.2.1           Notices.  All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement must be in writing and signed by the party giving the same and are deemed given or made (a) two (2) days after being mailed by certified or registered mail, postage prepaid, (b) when transmitted via facsimile, graphic scanning or other telegraphic communication, (c) when hand delivered, or (d) one (1) day after being sent by overnight delivery service, in each case to the intended recipient as indicated on Exhibit A to this Agreement or to any other address of which prior written notice has been given.

7.2.2           Severability.  In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

7.2.3           Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

7.2.4           Person and Gender.  The masculine gender includes the feminine and neuter genders and the singular includes the plural.

7.2.5           Benefits and Burdens.  The restrictions on assignment contained in Section 5.1 and the terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of Members.

7.2.6           Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware.

7.2.7           Entire Agreement.  This Agreement, together with its Exhibit, constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

7.2.8           Agreement in Counterparts.  This Agreement may be executed in several counterparts and all so executed constitute one Agreement, binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

7.2.9           Amendment.  Any amendment to this Agreement must be in writing signed by all Members.

7.2.10           Further Assurances.  Each Member agrees to execute and deliver all such further instruments and do all such further acts as the Manager deems advisable to effectuate this Agreement.

7.2.11           Restriction on Company Activities.  It is mutually agreed and understood that certain actions, if taken by the Company, could have seriously adverse tax or other economic consequences to the Members. In order to avoid such consequences, notwithstanding any other provision of this Agreement, the Members hereby agree as follows:

(a)           The Members acknowledge that the REIT Member’s general partner is or will elect to be treated as a real estate investment trust (a “REIT”) under Section 856 of the Code and that REIT Member’s status and taxation as a REIT will be affected by the nature of the income and assets of the Company. So long as the general partner of REIT Member or any Affiliate of REIT Member is a REIT: (i) except with the express prior written consent of REIT Member, the Company shall not take any action which (a) could, in the reasonable judgment of REIT Member, adversely affect the ability of REIT Member to continue to qualify as a REIT, or (b) could, in the reasonable judgment of REIT Member, subject REIT Member to any additional taxes under Sections 857 or 4981 of the Code; (ii) except with the express prior written permission of REIT Member, no services shall be provided directly by the Company to, or for the benefit of, tenants of the Property unless such services are provided by a “taxable REIT subsidiary” as defined in Section 856(1) of the Code or an “independent contractor” as defined in Section 856(d)(3) of the Code with respect to REIT Member.

(b)           So long as the general partner of REIT Member or any Affiliate of REIT Member is a REIT, without the express prior written consent of REIT Member, the Company shall neither acquire, nor own, directly or indirectly, any “securities” other than securities that constitute real estate assets within the meaning of Code Section 856(c)(5)(B), Government securities, or securities that are not considered securities pursuant to Code Section 856(m).

(c)           Without the express prior written consent of both Members, the Company shall not elect to be treated as other than a partnership or disregarded entity for federal tax purposes.

(d)           Without the express prior written consent of both Members, the Company shall not actively market and hold for sale subdivided lots or condominium units.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

REIT MEMBER:

MOODY NATIONAL OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership

By:	Moody National REIT I, Inc., a Maryland corporation, its general partner

	By:	/s/ Brett C. Moody
Brett C. Moody, President

MOODY NATIONAL:

MOODY NATIONAL MORTGAGE CORPORATION, a Texas corporation

By:	/s/ Brett C. Moody
Brett C. Moody, President

HP GRAPEVINE TRUST MEMBERS:

/s/ John L. Coles

/s/ Josh Purcell

/s/ [Illegible]

/s/ [Illegible]

EXHIBIT A

MNHP NOTE HOLDER, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

Member’s Names, Addresses, and Federal Identification Numbers	Initial Capital Contributions	Percentage Interest
REIT MEMBER:
Moody National Operating Partnership I, L.P. 6363 Woodway, Suite 110 Houston, Texas 77057 Telephone: 713-977-7500 Fax: 713-977-7505 FEIN:	$1,169,000	74.31504%

HP GRAPEVINE TRUST MEMBERS:
	$181,000	11.50643%

MOODY NATIONAL:
Moody National Mortgage Corporation 6363 Woodway, Suite 110 Houston, Texas 77057 Telephone: 713-977-7500 Fax: 713-977-7505 FEIN:	$0	14.17853%
TOTALS	$1,350,000	100%